AGREEMENT TO SETTLE WITH AND RELEASE JUDGMENT DEBTOR

     This is an Agreement between CRT Corporation, a Nevada corporation (CRT) and Al Reda and Louis Cherry (for themselves and also on behalf of Sam Kram) jointly referred to herein as Judgment Creditors. It is entered into in Orange County, California and is effective when fully signed as provided below.

Underlying Facts

     a. Judgment Creditors have a judgment against several parties including CRT in the principal sum of $10,059,051 ("Judgment"). The Judgment was entered on May 14, 2001 in the Clark County District Court, Las Vegas, Nevada, and a copy is attached hereto, marked as Exhibit A. Said Judgment accrues interest at the rate of 11.50% per annum from date of entry or $1,156,790.80 per year. It is believed, but the parties are uncertain, that the Judgment is joint and several as to all Judgment Debtors named therein.

     b. There is a third judgment creditor by the name of Sam Kram who has relinquished and assigned any claim to the Judgment to Judgment Creditors.

     c. CRT and Judgment Creditors desire to settle any claim between them as to the Judgment on the terms set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

     1. CRT shall issue its common stock to Judgment Creditors (title in the form and number of issues as they shall designate) based upon the following formula:
         (a) The per share value shall be equal to 80% of the average closing price of the stock for the first ten days of trading; and

         (b) The total number of shares to be issued (based upon the aforesaid per share valuation) shall be equal to the amount necessary to satisfy $300,000.00 of the interest on the Judgment.

     2. Upon receipt of the aforesaid shares, Judgment Creditors shall release CRT from said Judgment. No further claim on the Judgment shall thereafter be asserted or pursued by Judgment Creditors against CRT.
To the extent necessary, CRT shall cooperate in the future with Judgment Creditors to facilitate collection of the balance of the Judgment against the remaining Judgment Debtors there under.

                                           CRT CORPORATION

Dated: June 21, 2002                       By/s/Matt Sebal
                                           Matt Sebal, President

Dated: June 21, 2002                       By/s/ AL REDA
                                           AL REDA, Judgment Creditor

Dated: June 21, 2002                       By/ LOUIS CHERRY
                                           LOUIS CHERRY, Judgment Creditor